Exhibit 16.1

MICHAEL POLLACK CPA
46 EQUESTRIAN LANE
CHERRY HILL, NJ  08003

January 7, 2008

Mr. Ryan Neely
Chief Executive Officer
Format, Inc.
27126 Paseo Espada
Suite 705
San Juan Capistrano, CA 92675

Dear Mr. Neely:

Effective January 1, 2008, Michael Pollack CPA, LLC (“Pollack”) has merged into the accounting firm of KBL, LLP (“KBL”). As a result of this transaction, the client-auditor relationship between Format, Inc. and Pollack, an independent registered public accounting firm has ceased.

Sincerely,

/s/ Michael Pollack CPA, LLC
MICHAEL POLLACK CPA, LLC

Cc:	PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561